AGREEMENT AND PLAN OF MERGER

dated as of June 21, 2013

by and among

SOUTHERN MISSOURI BANCORP, INC.

SOUTHERN MISSOURI ACQUISITION I CORP

and

OZARKS LEGACY COMMUNITY FINANCIAL, INC.

i

4.32	Fiduciary Responsibilities	29
4.33	Takeover Laws	29
4.34	Representations Not Misleading	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		29

5.1	Organization, Standing and Authority.	29
5.2	Authorized and Effective Agreement.	29
5.3	Compliance with Laws.	30
5.4	Legal Proceedings	31
5.5	Certain Information	31
5.6	Financial Ability	31

ARTICLE VI COVENANTS		31

6.1	Reasonable Best Efforts	31
6.2	Seller Stockholder Approval and Change in Recommendation.	31
6.3	Proxy Statement and Regulatory Matters.	33
6.4	Investigation and Confidentiality.	34
6.5	Press Releases	35
6.6	Current Information and Attendance at Meetings.	35
6.7	Officers' and Directors' Insurance; Indemnification.	35
6.8	Benefit Plans.	37
6.9	Litigation Matters	38
6.10	Conforming Entries.	38
6.11	Integration	39
6.12	Notification of Certain Matters	39
6.13	Failure to Fulfill Conditions	39
6.14	Seller Subordinate Debt	39
6.15	Seller Bank Employment Agreement	39

ARTICLE VII CONDITIONS PRECEDENT		40

7.1	Conditions Precedent - All Parties	40
7.2	Conditions Precedent - Seller	40
7.3	Conditions Precedent - Buyer and Merger Sub	41

ARTICLE VIII TERMINATION, WAIVER AND AMENDMENT		41

8.1	Termination	41
8.2	Effect of Termination	42
8.3	Termination Fee	42
8.4	Survival	43
8.5	Waiver	43
8.6	Amendment or Supplement	43
8.7	Relief for Breach; Specific Performance.	43

ARTICLE IX MISCELLANEOUS		44

9.1	Expenses	44
9.2	Entire Agreement	44
9.3	No Assignment	44

ii

9.4	Notices	44
9.5	Interpretation	45
9.6	Counterparts	45
9.7	Governing Law	45
9.8	Severability	45

iii

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this "Agreement") dated as of June 21, 2013, by and among Southern Missouri Bancorp, Inc. ("Buyer"), a Missouri  corporation, Southern Missouri Acquisition I Corp ("Merger Sub") , a newly formed Missouri corporation and wholly owned first-tier transitory subsidiary of Buyer, and Ozarks Legacy Community Financial, Inc. ("Seller"), a Missouri corporation.

R E C I T A L S:

WHEREAS, the Boards of Directors of Buyer and Seller have determined that it is in their respective best interests for Buyer to acquire Seller pursuant to the terms of this Agreement;

WHEREAS, to effect the acquisition of Seller by Buyer, Merger Sub will be merged with and into Seller (the "Cash-Out Merger") pursuant to the plan of merger (the "Plan of Cash-Out Merger") set forth in Section 2.1 of this Agreement in accordance with Chapter 351 of the General and Business Corporation Law of Missouri (the "GBCLM"). Immediately after the Cash-Out Merger becomes effective (a) Seller shall be merged with and into Buyer (the "Holding Company Merger") in accordance with Section 351.410 of the GBCLM and (b) Bank of Thayer ("Seller Bank"), a Missouri chartered commercial bank and 96.9% owned subsidiary of Seller, shall be merged with and into Southern Bank ("Buyer Bank"), a Missouri  chartered trust company with banking powers and wholly owned first tier subsidiary of Buyer (the "Bank Merger"). The Cash-Out Merger, the Holding Company Merger and the Bank Merger are sometimes hereinafter collectively referred to as the "Transactions."

WHEREAS, each of the Board of Directors of Buyer, Merger Sub and Seller has approved this Agreement;

WHEREAS, the Board of Directors of Buyer, acting on behalf of Buyer as the sole stockholder of Merger Sub, has, by unanimous action, voted 100 shares of Merger Sub common stock, representing all of the outstanding shares of capital stock of Merger Sub, in favor of the approval of this Agreement;

WHEREAS, as a material inducement and condition to Buyer's willingness to enter into this Agreement, Buyer and certain principal stockholders of Seller and Seller Bank have concurrently entered into voting agreements in the form attached hereto as Exhibit A (each a "Voting Agreement");

WHEREAS, as a further material inducement and condition to Buyer's willingness to enter into this Agreement, each of the directors of Seller and Seller Bank other than Tonya K. Hobbs, Adam Courter and Roger Lonon has entered into a resignation, non-solicitation and confidentiality agreement, and Tonya K. Hobbs and Adam Courter have entered into resignation, non-competition, non-solicitation and confidentiality agreements, with Buyer (collectively, the "Non-Competition Agreements") on the date hereof but effective as of the Effective Time (as hereinafter defined), in the form of Exhibit B-1, B-2 and B-3, respectively.

NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the Parties (as hereinafter defined) hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

"Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person. For purposes of this definition, the terms "controls," "controlled by" or "under common control" means (a) possession of 50% or more of the voting rights of the specified Person or the right to appoint a majority of the managers or directors of the specified Person or (b) the direct or indirect beneficial ownership of 50% or more of any equity of the specified Person. Each officer and manager of the relevant company shall be treated as an "Affiliate" of one another for purposes of this definition.

"Agreement" means this Agreement as the same may be amended or modified in accordance with its terms.

"Alternative Proposal" means any proposal to engage in, or a public announcement to engage in, or a filing with any Governmental Entity with respect to, any merger or consolidation with, purchase or lease of substantially all assets of, purchase of securities representing more than 20% of the voting power of, or any similar transaction involving, Seller or Seller Bank, but specifically excluding the Transactions.

"Articles of Merger" means the articles of merger to be filed with the Missouri Secretary with respect to the Cash-Out Merger.

"Bank Common Stock" means the common stock, $100.00 par value per share, of Seller Bank.

"Bank Merger" has the meaning set forth in the Recitals to this Agreement.

"Buyer" has the meaning set forth in the preamble to this Agreement.

"Buyer Bank" has the meaning set forth in the Recitals to this Agreement.

"Cash-Out Merger" has the meaning set forth in the Recitals to this Agreement.

"Certificate" means any certificate which prior to the Effective Time represents shares of Seller Common Stock, other than certificates representing Treasury Stock or Dissenting Shares.

"Change in Recommendation" has the meaning set forth in Section 6.2(a) of this Agreement.

"Claim" has the meaning set forth in Section 6.8(b) of this Agreement.

"Closing" means the closing of the Cash-Out Merger at a time and place mutually agreed to by Buyer and Seller, but not later than thirty days following the satisfaction or waiver of all conditions set forth in Article VII of this Agreement, except those conditions which, by their terms, can only be satisfied by deliveries at the Closing.

"Closing Date" means the date on which the Closing occurs.

"COBRA" has the meaning set forth in Section 6.8(c) of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended, including its related regulations and revenue rulings.

"Competing Acquisition Agreement" has the meaning set forth in Section 6.2(c) of this Agreement.

"Continuing Employees" has the meaning set forth in Section 6.8(b) of this Agreement.

"Contract Termination Fees" means fees and expenses attributable to the Terminated Vendor Contracts.

"CRA" means the Community Reinvestment Act.

"Defined Benefit Plan" means any Seller Employee Plan constituting a defined benefit plan within the meaning of Section 3(35) of ERISA.

"Director" means the Director of the Missouri Division of Finance.

"Dissenting Shares" means any shares of Seller Common Stock whose holder becomes entitled to payment for such shares under Section 351.455 of the GBCLM.

"DOJ" means the United States Department of Justice.

"Effective Time" means the time that the Articles of Merger are filed with the Missouri Secretary or the effective time stated in the Articles of Merger at the time of filing with respect to the Cash-Out Merger.

"Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

"Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response,

Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"FDIC" means the Federal Deposit Insurance Corporation.

"FHLB" means the Federal Home Loan Bank of Des Moines.

"FINRA" means the Financial Industry Regulatory Authority.

"FRB" means the Board of Governors of the Federal Reserve System.

"FRB-StL" means the Federal Reserve Bank of St. Louis.

"FTC" means the Federal Trade Commission.

"GAAP" means accounting principles generally accepted in the United States of America consistently applied with the prior practices of a Person.

"GBCLM" has the meaning set forth in the Recitals to this Agreement.

"Governmental Entity" means any federal or state court, administrative agency or commission or other governmental authority or instrumentality or any non-governmental self-regulatory organization, agency or authority.

"Holding Company Merger" has the meaning set forth in the Recitals to this Agreement.

"include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

"Indemnified Party" has the meaning set forth in Section 6.8(b) of this Agreement.

"Insider Loans" means loans from Seller Bank to Persons constituting "insiders" of Seller or Seller Bank for purposes of Regulation O of the FRB, as in effect on the date of this Agreement.

"Insurance Amount" has the meaning set forth in Section 6.8(a) of this Agreement.

"Intellectual Property" has the meaning set forth in Section 4.30 of this Agreement.

"IRS" means the Internal Revenue Service or any successor thereto.

"Knowledge" as used with respect to a Party (including references to such Party being aware of a particular matter) means those facts that are known by the officers and directors of such Party and/or its Subsidiaries, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity to such Party and/or any of its Subsidiaries that was received at any time within five years prior to the date of this Agreement or after the date of this Agreement and prior to the Effective Time.

"Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, or rights of others.

"MAE Qualification" means except for any failures, non-compliances, facts, events or circumstances which, when aggregated with all other failures, non-compliances, facts, events or circumstances, would not have, or reasonably be expected to have, a Material Adverse Effect on Seller.

"Material Adverse Effect on Seller" means, any effect that (i) is material and adverse to the financial position, results of operations, business, operations, or prospects of Seller and Seller Bank taken as a whole or (ii) would materially impair the ability of Seller or Seller Bank to perform its obligations under this Agreement; provided, however, that Material Adverse Effect on Seller shall not be deemed to include the impact of (a) changes in bank and similar laws of general applicability to banking institutions or their holding companies or subsidiaries generally or interpretations thereof by Governmental Entities, or other changes affecting bank institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies or subsidiaries generally, but with respect to clauses (a), (b) and (c) above, only to the extent that such changes do not materially affect Seller and Seller Bank differently from other similarly situated banking institutions and their holding companies, (d) changes resulting from Transaction Expenses, and (e) actions or omissions of Seller or Seller Bank taken with the prior written consent of Buyer or as expressly permitted by this Agreement.

"Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

"Measurement Date" has the meaning set forth in Section 2.1(i).

"Merger Sub" has the meaning set forth in the preamble to this Agreement.

"Merger Sub Common Stock" means the common stock, no par value per share, of Merger Sub.

"Missouri Secretary" means the Secretary of State of the State of Missouri.

"Non-Competition Agreement" has the meaning set forth in the Recitals to this Agreement.

"Non-competition Compensation" means the consideration to be paid by Buyer pursuant to the Non-Competition Agreement.

"Parties" means Buyer, Merger Sub and Seller.

"Party" means any of Buyer, Merger Sub or Seller.

"Paying Agent" means Registrar and Transfer Company, or such other Person mutually agreed upon by Seller and Buyer.

"Per Share Purchase Price" has the meaning set forth in Section 2.1(c)(ii).

"Person" means any individual, bank, corporation, partnership, joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

"Plan of Bank Merger" has the meaning set forth in Section 2.2 of this Agreement.

"Plan of Cash-Out Merger" has the meaning set forth in the Recitals to this Agreement.

"Previously Disclosed" means disclosed in a written disclosure schedule delivered on or prior to the date of this Agreement by the disclosing Party to the other Party or Parties specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

"Proxy Statement" means the information or proxy statement to be delivered to stockholders of Seller in connection with the solicitation of their approval of this Agreement.

"Regulatory Authority" means any Governmental Entity charged with the supervision or regulation of member and/or non-member banks (or their holding companies), securities broker dealers, investment advisors, insurance agencies and residential mortgage lenders and brokers, including the Director, the FRB, the FDIC, the FTC, the DOJ, the SEC, the FINRA, and state securities and insurance regulators and administrators.

"REO" means real estate acquired by an entity in foreclosure or by deed in lieu of foreclosure.

"Representatives" means, with respect to any Person, such Person’s directors, officers, employees, accountants, agents, consultants, legal or financial advisors or any representatives of such legal or financial advisors.

"Retention Payments" means the payments to certain employees of Seller and/or Seller Bank as set forth in the Seller Disclosure Schedule and not to exceed $170,000.

"Rights" means all warrants, options, rights, convertible securities and other arrangements or commitments which obligate Seller or Seller Bank to issue or dispose of any of its capital stock.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Documents" means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

"Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, the rules and regulations of the SEC promulgated thereunder.

"Seller" has the meaning set forth in the preamble to this Agreement.

"Seller Advisor" means CrossFirst Advisors, LLC.

"Seller Bank" has the meaning set forth in the Recitals to this Agreement.

"Seller Bank Employment Agreement" means the written employment agreement dated June 1, 2006, by and between Seller Bank and Roger Lonon.

"Seller Common Stock" means the common stock, $1.00 par value per share, of Seller.

"Seller Disclosure Schedule" has the meaning set forth in Article IV.

"Seller Employee Plans" means all stock option, restricted stock, employee stock purchase, ownership or stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance contracts, arrangements and agreements, or any trust agreement (or similar arrangement) related thereto, and all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of, and any employment, retirement, change in control, or similar agreement or arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) is, will or may become due to any present or former directors, employees or consultants of Seller or Seller Bank, whether written or oral.

"Seller Financial Statements" means the FR Y-9SP of Seller as of December 31, 2012 and 2011 and the audited balance sheet (including related notes and schedules, if any) of Seller Bank as of December 31, 2012 and 2011 and the audited statements of operations, changes in shareholders' equity and comprehensive income (loss), and cash flows (including related notes and schedules, if any) of Seller Bank for each of the two years ended December 31, 2012 and 2011.

"Seller Material Contract" has the meaning set forth in Section 4.15.

"Seller's Capital" has the meaning set forth in Section 2.1(i).

"Seller’s Stockholders’ Meeting" has the meaning set forth in Section 6.2(a) of this Agreement.

"Shareholder Notes" means (i) the Promissory Note, dated June 30, 2010, in the original principal amount of $285,000 made by Seller to the order of Tonya Hobbs and (ii) the Promissory Note, dated June 30, 2010, in the original principal amount of $285,000 made by Seller to the order of Barbara Simpson.

"Subsidiary" means any entity which is required to be consolidated with Buyer or Seller, whichever the case may be, for financial reporting purposes.

"Superior Proposal" means any bona fide written Alternative Proposal which Seller’s Board of Directors concludes in good faith to be more favorable from a financial point of view to its stockholders than the Cash-Out Merger, (1) after receiving the written advice of Seller’s Advisor or such other comparable financial advisor, (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law.

"Surviving Corporation" has the meaning set forth in Section 2.1(a) of this Agreement.

"Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, in each case imposed by any taxing or Governmental Entity whether arising before, on or after the Effective Time.

"Tax Authority" means any federal, foreign, state, local, regional, provincial, municipal or other governmental or quasi-governmental agency, body or authority with the authority or power to impose or levy Taxes.

"Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with any taxing or Governmental Entity with respect to any Tax.

"Terminated Vendor Contracts" has the meaning set forth in the Seller Disclosure Schedule.

"Termination Fee" has the meaning set forth in Section 8.3.

"Threshold Capital" means $5,500,000, plus or minus (as applicable), the amount of any unrealized gains or losses on the Seller Bank's investment portfolio since May 31, 2013 as recorded in capital.

"Transactions" has the meaning set forth in the Recitals to this Agreement.

"Transaction Expenses" means the fees and expenses of counsel, accountants and other advisors incurred in connection with the Transactions and the costs of printing and mailing the Proxy Statement.

"Transmittal Materials" has the meaning set forth in Section 2.1(g) of this Agreement.

"Treasury Stock" means shares of Seller Common Stock held by Seller or Seller Bank other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

"Trust Preferred Debentures" means the Junior Subordinated Deferrable Interest Debentures issued pursuant to the Trust Preferred Indenture.

"Trust Preferred Indenture" means the Indenture, dated as of June 7, 2005, by and between Seller and Wilmington Trust Company, as Trustee.

"Voting Agreement" has the meaning set forth in the Recitals to this Agreement.

ARTICLE II

TRANSACTIONS

2.1           Plan of Cash-Out Merger.

(a)           Names of Corporations Proposing to Merge. The names of the corporations proposing to merge in the Cash-Out Merger are "Southern Missouri Acquisition Corp I" and "Ozarks Legacy Community Financial, Inc.", with Ozarks Legacy Community Financial, Inc. being the surviving corporation (the "Surviving Corporation").

(b)           Terms and Conditions of the Proposed Merger and Mode of Carrying into Effect. The Cash-Out Merger shall be effected pursuant to the provisions of and shall have the effect provided by the GBCLM. The Cash-Out Merger shall become effective at the Effective Time, which shall occur on the Closing Date. The Plan of Merger shall be executed and filed with the Missouri Secretary on the Closing Date.

(c)           Manner and Basis of Converting Shares. At the Effective Time, automatically by virtue of the Cash-Out Merger and without any action on the part of any Party or any stockholder of a Party, the following shall occur:

(i)           each outstanding share of Merger Sub Common Stock shall become an outstanding share of Surviving Corporation common stock;

(ii)           each outstanding share of Seller Common Stock, other than Treasury Stock and Dissenting Shares, shall be converted into the right to receive an amount (the

"Per Share Purchase Price") equal to the quotient of (A) (1) $6,153,000 (as adjusted pursuant to Section 2.1(i), the "Merger Consideration") minus (2) the Transaction Expenses, divided by (B) the number of shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time; and

(iii)           each share of Seller Common Stock held as Treasury Stock shall be canceled and retired, and no consideration shall be issued in exchange therefore.

(d)           Governing Documents of Surviving Corporation. The articles of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation.

(e)           Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

(f)           Stockholder Rights; Stock Transfers. At the Effective Time, holders of Certificates shall cease to be and shall have no rights as stockholders of Seller, other than such rights as they may have under the GBCLM. After the Effective Time, there shall be no transfers on the stock transfer books of Seller as the Surviving Corporation of Certificates and if Certificates are presented for transfer after the Effective Time, they shall be delivered to the Paying Agent or Buyer for cancellation against delivery of the Per Share Purchase Price in accordance with the provisions of Section 2.1(g) hereof. No interest shall be paid on the Per Share Purchase Price.

(g)           Surrender of Certificates; Delivery of Merger Consideration.

(i)           Prior to the Effective Time, Buyer shall appoint the Paying Agent to act as paying agent in respect of the Cash-Out Merger.

(ii)           At or prior to the Effective Time, Buyer shall provide to the Paying Agent funds in the amount equal to the Per Share Purchase Price multiplied by the number of shares of Seller Common Stock that are outstanding immediately prior to the Effective Time.

(iii)           At least fourteen (14) days prior to the Closing Date, Buyer shall, or shall cause the Paying Agent to, mail to each holder of record of Seller Common Stock, as of that date, the Transmittal Materials (as hereinafter defined) for use in effecting the surrender of the Certificates. The "Transmittal Materials" shall consist of (A) a letter of transmittal which (x) shall specify that delivery shall be effected, and risk of loss of the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and (y) shall be in such form and have such other provisions as Buyer and Seller may agree upon; and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share  Purchase Price, in cash. Upon proper surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Purchase Price times the number of shares represented by such Certificate. Upon delivery of the Per Share Purchase Price for such Certificate, the Certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Seller Common Stock which is not registered in the stock transfer records of Seller, a check in payment of the Per

Share Purchase Price may be issued to a transferee if the Certificate representing such Seller Common Stock is presented to the Paying Agent, accompanied by all documents required and in proper form to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.1(g), each Certificate shall be deemed at and at any time after the Effective Time to represent the right to receive upon such surrender an amount of cash per share equal to the Per Share Purchase Price.  If a holder of Seller Common Stock properly tenders a Certificate at least five (5) days prior to the Closing Date, then on the Closing Date Buyer will cause the Paying Agent to mail or wire (as directed by such holder of Seller Common Stock in the Transmittal Materials) the Per Share Consideration for such Certificate on the Closing Date.  If a holder of Seller Common Stock properly tenders a Certificate at any time after five (5) days before the Closing Date, then Buyer will cause the Paying Agent to promptly, but in no event later than five (5) days after receipt of such Certificate, mail or wire (as directed by such holder of Seller Common Stock in the Transmittal Materials) the Per Share Consideration for such Certificate.  A holder of Seller Common Stock that tenders Certificates prior to the Effective Time may request (and Buyer shall ensure that the Paying Agent complies with such request) for the Paying Agent to return such Certificate if the Effective Time has not occurred within fifteen (15) days of such holder's tender of such Seller Common Stock.

(iv)           Any portion of the cash delivered to the Paying Agent by Buyer pursuant to this Section 2.1(g) that remains unclaimed by the stockholders of Seller for six months after the Closing Date shall, after the expiration of such six-month period, be delivered by the Paying Agent to Buyer. Any stockholders of Seller who have not theretofore complied with this Section 2.1(g) shall thereafter look only to Buyer for the portion of the cash consideration to which they are entitled. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property, escheat and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all Liens. Neither the Paying Agent nor any Party to this Agreement shall be liable to any holder of Seller Common Stock represented by any Certificate for any consideration properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Paying Agent shall be entitled to rely upon the stock transfer records of Seller to establish the identity of those Persons entitled to receive payments of cash pursuant to the Cash-Out Merger, which books shall be conclusive with respect thereto.

(v)           The Paying Agent or Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Plan of Cash-Out Merger to any holder of Certificates under this Section 2.1(g) or Section 2.1(h) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are properly so withheld by the Paying Agent or Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

(h)           Dissenting Shares.

(i)           The holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with Section 351.455 of the GBCLM; provided however, that if any holder of Dissenting Shares shall forfeit such right to payment, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration set forth in Section 2.1(g) from Buyer without interest. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the GBCLM.

(ii)           Seller shall give Buyer (A) prompt notice of any written demands for the payment of any shares pursuant to Section 351.455 of the GBCLM, withdrawals of such demands, and any other instruments served upon or received by Seller pursuant to Section 351.455 of the GBCLM and (B) the opportunity to participate in all responses, negotiations and proceedings with respect to such demands under Section 351.455 of the GBCLM. No settlement with respect to Dissenting Shares shall be made by Seller without the prior written consent of Buyer.  All payments for Dissenting Shares shall be made by Buyer.

(i)           Merger Consideration Adjustment.  If Seller's Capital as of the close of business on the last business day of the month immediately preceding the Closing Date (the "Measurement Date") is greater or less than the Threshold Capital then the Merger Consideration will be increased or reduced (as applicable) dollar-for-dollar by the amount of any such shortfall or excess (as applicable).  "Seller's Capital" means the equity capital of Seller determined in accordance with GAAP.  For the avoidance of doubt, in determining Seller's Capital, Seller and/or Seller Bank, as appropriate, (A) will accrue for the Retention Payments and (B) will not accrue for Contract Termination Fees, Non-competition Consideration or Transaction Expenses.  A pro forma calculation of Seller's Capital, as of May 31, 2013, along with a pro forma calculation of the Merger Consideration and Per Share Purchase Price as of that date, is included in Schedule 2.1.

2.2           Holding Company and Bank Mergers

   The Board of Directors of Buyer shall adopt resolutions and a plan of merger in accordance with the GBCLM immediately after, or effective immediately after, the Effective Time, to consummate the Holding Company Merger and shall cause articles of merger (and resolutions and/or a plan of merger) with respect to the Holding Company Merger to be properly executed and filed with the Missouri Secretary to effectuate the Holding Company Merger. In connection with the approval of this Agreement, the Board of Directors of Buyer has caused Buyer Bank to approve the Bank Merger and an  agreement for merger between Seller Bank and Buyer Bank (the "Plan of Bank Merger").  Seller and Buyer will each vote 100% of the capital stock they own of Seller Bank and Buyer Bank, respectively, in favor of the Bank Merger and the Plan of Bank Merger. Buyer shall take all necessary action to cause the Bank Merger to be effective immediately following the Holding Company Merger including causing articles of combination to be filed with the FDIC and causing an executed copy of the Plan of Merger along with verification of board and stockholder approval of the parties, if applicable, to be filed with the Director.

2.3           Additional Actions

   If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the acquiring entity its right, title or interest in, to or under any of the rights, properties or assets acquired or to be acquired by the acquiring entity as a result of, or in connection with, the Transactions or (b) otherwise carry out the purposes of this Agreement and the Transactions, each acquired entity and its proper officers and directors shall be deemed to have granted to the acquiring entity an irrevocable power of attorney after the Effective Time to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the acquiring entity and otherwise to carry out the purposes of this Agreement and the Transactions, and the proper officers and directors of the acquiring entity are fully authorized in the name of the acquired entity or otherwise to take any and all such action.

ARTICLE III

ACTIONS PENDING CASH-OUT MERGER

3.1           Forbearances of Seller and Seller Bank

  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, or as set forth in the Seller Disclosure Schedule, without the prior written consent of Buyer (which consent under subsections (j), (n), (q), (r) and (s) shall not be unreasonably withheld or delayed), Seller will not, and will cause Seller Bank not to:

(a)           Ordinary Course.  Conduct its business other than in the ordinary and usual course consistent with past practice; fail to use reasonable best efforts to (i) preserve intact in any material respect its business organizations and assets and (ii) maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates; or take any action reasonably likely to impair Seller's ability to perform any of its obligations under this Agreement.

(b)           Capital Stock or Ownership Interests.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights or (ii) enter into any agreement with respect to the foregoing.

(c)           Other Securities.  Issue any other capital securities, including trust preferred or other similar securities, or other securities, debentures or subordinated notes.

(d)           Dividends, Etc.  (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or Rights.

(e)           Compensation; Employment Agreements, Etc.  (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of, or independent contractor with respect to, Seller or Seller Bank, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) oral at will employment agreements, (B) normal individual increases in compensation to rank and file employees in the ordinary course of business consistent with past practice, (C) payments in lieu of accrued vacation time and sick days to rank and file employees upon termination of employment consistent with past practices, (D) other changes that are required by applicable law, or (E) to satisfy Previously Disclosed contractual obligations existing as of the date hereof; (ii) hire any new officers; (iii) hire any other employee except to replace a terminated employee; (iv) promote any employee to a rank of vice president or a more senior position; or (v) pay any material expenses for employees or directors to attend conventions or similar meetings.

(f)           Benefit Plans.  Enter into, establish, adopt, modify, amend, renew, or terminate any Seller Employee Plan, or take any action to accelerate the vesting of benefits payable thereunder (except as Previously Disclosed or as required by law).

(g)           Dispositions.  Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any of its assets or properties except in the ordinary and usual course of business consistent with past practice, and in the case of a sale or transfer, for fair value; sell or transfer any of its deposits; or sell, transfer, lease, license, encumber or otherwise dispose of any of its Intellectual Property.

(h)           Leases or Licenses.  Enter into, modify, amend or renew any lease or license relating to real or personal property or Intellectual Property other than in the ordinary course of business consistent with past practice and involving an aggregate amount not in excess of $10,000; or permit to lapse its rights in any Intellectual Property.

(i)           Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, or the purchase of supplies and equipment, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any Person.

(j)           Loans, Loan Participations and Servicing Rights.  Sell or acquire, whether or not in the ordinary course of business, any loans (excluding residential mortgage loans originated for resale), any loan participations or servicing rights.

(k)           Governing Documents. Amend its articles of incorporation or association or by-laws (or similar governing documents).

(l)           Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(m)           Contracts.  Except to satisfy Previously Disclosed written commitments outstanding on the date hereof, enter into or terminate any material agreement or amend or modify in any material respect or renew any of its existing material agreements.

(n)           Claims.  Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $10,000 (exclusive of any amounts paid directly or reimbursed to Seller or Seller Bank under any insurance policies maintained by Seller or Seller Bank) settle any claim, action or proceeding. Notwithstanding the foregoing, no settlement shall be made if it involves a binding legal precedent for other similar claims, which in the aggregate, could be material to Seller and Seller Bank, taken as a whole.

(o)           Foreclose.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that Seller and Seller Bank shall not be required to obtain such a report with respect to one-to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Materials of Environmental Concern or might be in violation of or require remediation under Environmental Laws.

(p)           Deposit Taking and Other Bank Activities.  In the case of Seller Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(q)           Investments. Enter into any securities transactions for its own account (but maturity of an investment security is not a securities transaction) or purchase or otherwise acquire any investment security for its own account for any amount in excess of $250,000, and in no event shall any such investment be in anything other than non-callable investment securities with a "AA" rating or better with a projected average life of less than one year in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk; provided, however, that, notwithstanding any other provision of this Agreement, Seller Bank may acquire investment securities for its own account in the event that (A) Seller Bank has delivered to Buyer (to the following designated representatives of Buyer: Greg Steffens, President of Buyer Bank and Matt Funke, Chief Financial Officer of Buyer Bank), a notice of Seller Bank's intention to purchase such investment security and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (B) Buyer shall not have delivered to Seller (to the following designated representatives of Seller:  Roger Lonon, President of Seller Bank and Adam Courter, Executive Vice President of Seller Bank), a written objection to the purchase of such investment security within two business days following Seller Bank's notice of intention with respect thereto.

(r)           Capital Expenditures.  Purchase or lease fixed assets where the amount paid or committed thereof is in excess of $5,000 individually or $10,000 in the aggregate, except for amounts Previously Disclosed or for emergency repairs or replacements.

(s)           Lending.  (i) Make any changes in its policies concerning loan underwriting, or which Persons may approve loans, or fail to comply with such policies as

Previously Disclosed; (ii) release collateral or the personal liability of any borrower or guarantor under any loan or line of credit; or (iii) make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit, in excess of $100,000 with respect to a loan or line of credit secured by a first lien on real property or in excess of $50,000 for any other type of loan or line of credit; provided, however, that, notwithstanding any other provision of this Agreement, Seller Bank may make or commit to make any new loan, issue or commit to issue any new letter of credit, make any new or additional discretionary advance under any existing loan or line of credit, or restructure any existing loan or line of credit in the event that (A) Seller Bank has delivered to Buyer (to the attention of at least two of the following designated representatives of Buyer: Greg Steffens, President of Buyer Bank, William Hribovsek, Chief Lending Officer of Buyer Bank, or Lora Daves, Chief Credit Officer of the Bank), a notice of Seller Bank's intention to make such loan, letter of credit, advance or restructuring and such additional information as Buyer may reasonably require (subject to legal privacy restrictions) and (B) Buyer shall not have delivered to Seller (to the following designated representatives of Seller:  Roger Lonon, President of Seller Bank and Adam Courter, Executive Vice President of Seller Bank), a written objection to such loan, letter of credit, advance or restructuring by giving notice of such objection within two business days following Seller Bank's notice of intention with respect thereto.

(t)           Joint Ventures and Real Estate Development Operations.  Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership, or engage in any real estate development or construction activity.

(u)           Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of Seller's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time (disregarding the MAE Qualification under Section 7.3(a)); (ii) any of the conditions to the Cash-Out Merger set forth in Article VII not being satisfied except as expressly permitted by this Agreement; or (iii) a violation of any provision of this Agreement.

(v)           Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means in accordance with its past practices to limit any material increase in its aggregate exposure to interest rate risk.

(w)           Indebtedness and Guaranties.  Incur any indebtedness for borrowed money other than advances, repurchase agreements and other borrowings from  the FHLB and FRB-StL in the ordinary course of business with a term not in excess of one year; or incur, assume or become subject to, whether directly or indirectly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 3.1(s).

(x)           Liens.  Subject any of its assets or properties to any Lien (other than the pledge of assets to secure public deposits and in connection with securing advances, repurchase agreements and other borrowings from the FHLB and FRB-StL and transactions in "federal funds").

(y)           Charitable Contributions.  Make any charitable or similar contributions except in amounts not to exceed $1,000 individually, and $5,000 in the aggregate.

(z)           Certain Changes.  Except as required by GAAP, regulatory accounting principles or by a Regulatory Authority, make a change in policy with respect to loan loss reserves and charge offs, asset/liability management or any other material matter.

(aa)           New Lines of Business.  Develop, market or implement any new lines of business.

(bb)           Performance of Obligations.  Take any action that is likely to materially impair its ability to perform any of its obligations under this Agreement.

(cc)           Commitments. Agree or commit to do any of the foregoing.

3.2           Forbearances of Buyer and Buyer Bank

   From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Seller, Buyer will not, and will cause Buyer Bank not to, take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of Buyer's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Cash-Out Merger set forth in Article VII not being satisfied except as expressly permitted by this Agreement or (iii) a violation of any provision of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the confidential disclosure schedule delivered by Seller to Buyer before the execution of this Agreement (the "Seller Disclosure Schedule"), Seller represents and warrants to Buyer as follows:

4.1           Capital Structure

   The authorized capital stock of Seller consists of 30,000 shares of Seller Common Stock, of which 1,962 shares are outstanding. No shares are held by Seller as Treasury Stock. All issued and outstanding shares of Seller capital stock have been duly authorized and validly issued and are fully paid and nonassessable.  None of the outstanding shares of Seller capital stock has been issued in violation of the preemptive rights of any Person. There are no Rights issued or outstanding with respect to the capital stock of Seller.  Seller does not maintain a dividend reinvestment plan.

4.2           Organization, Standing and Authority of Seller

.  Seller is a registered bank holding company with the FRB, duly organized, validly existing and in good standing under the laws of the State of Missouri, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business as now conducted, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Seller. Seller has Previously Disclosed its articles of incorporation and bylaws.

4.3           Seller Subsidiaries

   Except as set forth in the Seller Disclosure Schedule, Seller does not have any Subsidiaries other than Seller Bank. Seller Bank is duly organized and validly existing under the laws of the State of Missouri, with full corporate power and authority to own and lease all of its properties and assets and to carry on its business, as now conducted, and is duly licensed or qualified to do business in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Seller. The board of directors of Seller Bank has approved the Bank Merger and Plan of Bank Merger. Seller has Previously Disclosed the number of issued and outstanding shares of capital stock of Seller Bank, (i) 2,907 of which are owned free and clear of all Liens by Seller and (ii) 93 of which are owned by other stockholders and, to the Knowledge of Seller, all of which are owned free and clear of all Liens. There are no Rights issued or outstanding with respect to the capital stock of Seller Bank. Except as Previously Disclosed and for the ownership of the Seller Bank, readily marketable securities, FHLB stock and FRB-StL stock, neither Seller nor Seller Bank owns any equity or profit and loss interest in any other Person. Seller has Previously Disclosed the certificate of incorporation and bylaws of Seller Bank. The deposits of Seller Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller Bank.

4.4           Registration Obligations

   Seller does not have any obligation, contingent or otherwise, to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

4.5           Authorized and Effective Agreement.

(a)           Seller has all requisite power and authority to enter into this Agreement and (subject to the filing of notices and applications with, and the receipt of all necessary approvals of Regulatory Authorities and the approval of this Agreement by the holders of two-thirds of the outstanding Seller Common Stock) to perform all of its obligations hereunder. This Agreement, the Cash-Out Merger, the Bank Merger and Plan of Bank Merger have been duly authorized and approved by the Board of Directors of Seller and no other corporate action is required in respect thereof on the part of Seller, except for the approval of this Agreement by the holders of two-thirds of the outstanding Seller Common Stock and the approval of the Bank Merger and Plan of Bank Merger by the holders of two-thirds of the outstanding Bank Common Stock. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer and Merger Sub, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforceability, bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b)           Except as Previously Disclosed, neither the execution and delivery of this Agreement, nor completion of the Transactions, nor compliance by Seller or Seller Bank with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the articles or certificate of incorporation or association or bylaws of Seller or Seller Bank, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any property or asset of Seller or Seller Bank pursuant to any Seller Material Contract (as defined in Section 4.15), or (iii) subject to the filing of notices and applications with, and the receipt of all required approvals from Regulatory Authorities and the stockholders of Seller, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or Seller Bank.

(c)           Except for (i) the filing of notices and applications with and the approvals of applicable Regulatory Authorities, (ii) the approval of this Agreement by the holders of two-thirds of the outstanding Seller Common Stock, and (iii) the filing of the Articles of Merger with the Missouri Secretary with respect to the Cash-Out Merger, the filing of articles of merger with the Missouri Secretary with respect to the Holding Company Merger, and the filing of articles of combination with the FDIC, if applicable, and an executed copy of the Plan of Merger along with verification of board and stockholder approval of the parties, if applicable, with the Missouri Secretary or the Director to cause the Bank Merger to become effective, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller or Seller Bank in connection with the completion of the Transactions.

(d)           As of the date hereof, Seller is not aware of any reasons relating to Seller or Seller Bank (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

4.6           Securities Documents and Regulatory Reports.

(a)           Neither Seller nor Seller Bank has been or is required to file any Securities Documents with any Governmental Entity under the Securities Laws. No information provided by Seller or Seller Bank to its stockholders, in connection with annual or special meetings of stockholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)           Seller and Seller Bank have duly and timely filed with all applicable Regulatory Authorities the reports required to be filed by them under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the examinations of Seller Bank by the FDIC or any other Regulatory Authority, Seller Bank was not required to correct or change any action, procedure or proceeding which Seller believes has not been corrected or changed as required.

4.7           Financial Statements.

(a)           Seller has Previously Disclosed the Seller Financial Statements accompanied by any audit report of Seller Accountant. The Seller Financial Statements and the Seller and Seller Bank financial statements to be delivered pursuant to Section 6.6 hereof, fairly present in all material respects or will fairly present in all material respects, as the case may be, the consolidated financial condition of Seller and Seller Bank as of the respective dates set forth therein, and the consolidated income, changes in shareholders' equity and cash flows, if applicable, of Seller and Seller Bank for the respective periods set forth therein.

(b)           Each of the Seller Financial Statements referred to in Section 4.7(a) has been and the Seller and Seller Bank financial statements to be delivered pursuant to Section 6.7 will be, as the case may be, prepared in accordance with GAAP, except in the case of interim statements for the absence of footnotes and normal, non-material year end adjustments. The financial statement audits of Seller and Seller Bank have been conducted in accordance with generally accepted auditing standards. The accounting books and records of Seller and Seller Bank are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect, in all material respects, all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and Seller Bank.

4.8           Material Adverse Effect

.  Since December 31, 2011, (a) Seller and Seller Bank have conducted their businesses in all material respects only in the ordinary and usual course (excluding the entering into of this Agreement and the incurrence of Transaction Expenses) and (b) no event has occurred or circumstance arisen (including litigation which has a reasonable likelihood of being adversely determined) which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Seller.

4.9           Environmental Matters.

(a)           Seller and Seller Bank are in compliance with all applicable Environmental Laws. Except for matters Previously Disclosed, neither Seller nor Seller Bank has received any communication alleging that it is not in such compliance and, to the Knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(b)           Except for matters Previously Disclosed, none of the properties currently owned or operated by Seller or Seller Bank other than REO or, to the knowledge of Seller, no REO of Seller or Seller Bank or any other property previously owned or operated or currently leased by Seller or Seller Bank has been or is in violation of any applicable Environmental Law.

(c)           There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of Seller or Seller Bank or any Person whose liability or obligation for any Environmental Claim Seller or Seller Bank has or may have retained or assumed either contractually or by operation of law.

(d)           Except as Previously Disclosed, neither Seller nor Seller Bank (i) has conducted any environmental studies during the past five years with respect to any properties owned by it, leased by it or securing loans held by it or (ii) is aware of any Environmental Claim, Environmental Law violation, or remediation obligation for Materials of Environmental Concern relating to any property securing a loan held by it.

4.10           Tax Matters.

(a)           Seller and Seller Bank have timely filed all Tax Returns and have paid, or where payment is not required to have been made, have recorded an adequate liability or accrual for the payment of, all Taxes in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made will have recorded an adequate liability or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Closing Date. Neither Seller nor Seller Bank will have any liability for any such Taxes in excess of the amounts so paid or the liabilities or accruals so recorded.

(b)           All Tax Returns filed by Seller or Seller Bank are complete and accurate in all material respects. Neither Seller nor Seller Bank is delinquent in the payment of any Taxes nor has it requested an extension of time which is currently outstanding within which to file any Tax Return. Except as Previously Disclosed, none of the Tax Returns of Seller or Seller Bank has during the past six years been audited or examined by applicable Tax Authorities. As of the date hereof, no deficiencies for any Taxes have been proposed, asserted or assessed (tentatively or otherwise) against Seller or Seller Bank which have not been settled and paid. There are currently no agreements in effect with respect to Seller or Seller Bank to extend the period of limitations for the assessment or collection of any Taxes. As of the date hereof, no audit, examination, claim or controversy with respect to any Tax Return or Taxes of Seller or Seller Bank is pending or, to the Knowledge of Seller, has been proposed by any Tax Authority.

(c)           Except as Previously Disclosed, neither Seller nor Seller Bank is a party to any agreement providing for the allocation or sharing of Taxes.  Neither Seller nor Seller Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code or by reason of any change in accounting method (nor does Seller have any Knowledge that the IRS has proposed any such adjustment or change of accounting method). Seller has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

(d)           Neither Seller nor Seller Bank (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Seller) or (ii) has any liability for the Taxes of any Person (other than Seller and Seller Bank) under Treasury Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(e)           Seller and Seller Bank have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Section 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Tax Authority all amounts required to be so withheld and paid over under applicable laws.  Seller and Seller Bank have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign tax laws).

4.11           Legal Proceedings

   Except as Previously Disclosed, there are no actions, suits, claims or proceedings pending or, to the Knowledge of Seller, any unasserted possible claim or threatened claim, against Seller or Seller Bank or against any asset, interest or right of Seller or Seller Bank, or against any officer, director or employee of Seller or Seller Bank in such capacity.

4.12           Compliance with Laws.

(a)           Seller and Seller Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Seller, except as contemplated by this Agreement, will not be adversely affected by virtue of the completion of the Transactions, and, to the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.

(b)           Neither Seller nor Seller Bank is (i) in violation of its articles of incorporation or association, bylaws or any other governing documents, or (ii) (A) in violation, in any material respects, of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all regulatory capital requirements, truth-in-lending, fair lending, bank secrecy, terrorism, usury, fair credit reporting, consumer protection, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or (B) in default of any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity, and neither Seller nor Seller Bank has received any notice or communication from any Governmental Entity asserting that Seller or Seller Bank is in violation of any of the foregoing. Neither Seller nor Seller Bank is subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and neither Seller nor Seller Bank has received any written communication requesting that it enter into any of the foregoing. Neither Seller nor Seller Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)           To the Knowledge of Seller, no investigation or review by any Governmental Entity with respect to Seller or Seller Bank is pending or threatened, nor has any Governmental Entity indicated to Seller or Seller Bank an intention to conduct the same, other than normal or routine regulatory examinations.

(d)           Seller Bank has a CRA rating of "satisfactory" or better.  To the Knowledge of Seller, there is no fact or circumstance or set of facts and circumstances that would cause Seller Bank’s CRA rating to fall below "satisfactory."

(e)           Seller Bank maintains an effective anti-laundering program and is in compliance with federal law and regulations relating thereto.

(f)           None of the representations or warranties in this Section 4.12 shall be deemed to relate to environmental matters (which are governed by Section 4.09), employee benefit matters (which are governed by Section 4.14) or tax matters (which are governed by Section 4.10).

4.13           Certain Information

   None of the information relating to Seller or Seller Bank supplied or to be supplied by Seller for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to stockholders of Seller and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.14           Employee Benefit Plans.

(a)           Seller has Previously Disclosed a list of all Seller Employee Plans and has heretofore delivered to Buyer or Buyer's Representatives accurate and complete copies of each Seller Employee Plan (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

(b)           Neither Seller nor Seller Bank has ever maintained or sponsored any Defined Benefit Plan.

(c)           The only Seller Employee Plan currently maintained or sponsored by Seller or Seller Bank that is intended to qualify under Section 401 of the Code is Seller’s 401(k) Profit Sharing Plan.

(d)           A favorable determination letter has been issued by the IRS with respect to the Seller’s 401(k) Profit Sharing Plan to the effect that it is qualified under Section 401 of the Code, and the trust associated with such plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the Knowledge of Seller, is threatened to be revoked, and Seller does not know of any ground on which such revocation may be based.

(e)           Neither Seller nor Seller Bank has participated in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

(f)           To the Knowledge of Seller, no transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Seller Employee Plan which could result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code.

(g)           Full payment has been made (or proper accruals have been established) of all contributions which have been made or accrued for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) for all contributions which are made or accrued for periods after the date hereof and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA.

(h)           The Seller Employee Plans have been maintained and operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations. All contributions required to be made to the Seller Employee Plans at the date hereof have been made, and all contributions required to be made to the Seller Employee Plans as of the Effective Time will have been made as of such date.

(i)           There are no pending or, to the Knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Seller Employee Plans or any trust related thereto or any fiduciary thereof.

(j)           Neither Seller nor Seller Bank has made any payments, or is a party to any agreement or any Seller Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that are not or may not be deductible because of Section 280G of the Code.

(k)           Except as Previously Disclosed or as required by COBRA, neither Seller nor Seller Bank has any obligation to provide retiree welfare benefits (including health benefits) or post termination welfare benefits (including health benefits) to any current or former employees, directors, independent contractors or agents.

(l)           The Seller Employee Plans that are subject to Section 409A of the Code comply with the requirements of Section 409A of the Code.

4.15           Certain Contracts

   Except as Previously Disclosed, neither Seller nor Seller Bank is a party to, bound or affected by, or obligated to pay benefits under (a) any agreement, indenture or other instrument relating to the borrowing of money (other than in the case of FHLB advances and federal funds purchased) or the guarantee of any obligation by it; (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee of Seller or Seller Bank; (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) will or may become due to any present or former director, advisory director, officer or employee of Seller or Seller Bank as a result of Seller entering into this Agreement, the approval of this Agreement by Seller's stockholders or the consummation of any of the Transactions (assuming for purposes hereof that such Person's employment is involuntarily terminated without cause in connection with the Transactions); (d) any agreement, arrangement or understanding (other than as provided in the articles of incorporation or association or bylaws of Seller or Seller Bank) pursuant to which Seller or Seller Bank is obligated to indemnify any present or former director, advisory director, officer, employee or agent of Seller or Seller Bank; (e) any agreement, arrangement or understanding to which Seller or Seller Bank is a party or by which it is bound which limits the freedom of Seller or Seller Bank to compete in any line of business or with any Person; (f) any agreement pursuant to which loans (or participations) have been sold by Seller or Seller Bank, which imposes any potential recourse obligations (by representation, warranty, covenant or other contractual terms) upon Seller or Seller Bank; (g) any subservicing agreement; or (h) any other material agreement, commitment or understanding imposing a monetary or forbearance obligation on Seller or Seller Bank (collectively, all such agreements, arrangements, commitments and understandings referenced in this Section 4.15, a "Seller Material Contract"). For purposes of subsection (h), a material agreement, commitment or understanding shall not include any deposit account liability, brokerage account, any arrangement which is terminable by Seller or Seller Bank on 30 days or less advance written notice without penalty or premium or any monetary obligation of Seller or Seller Bank which involves the payment of less than $10,000 per year.

4.16           Brokers and Finders

   Neither Seller nor Seller Bank or any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with this Agreement or the Transactions, except for the Seller Advisor.  Seller has Previously Disclosed all such fees and expenses of the Seller Advisor.

4.17           Insurance

   Seller and Seller Bank maintain the insurance required by contracts and applicable laws and regulations. Neither Seller nor Seller Bank has, during the past three years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied. All material insurance policies maintained by Seller and Seller Bank are Previously Disclosed.

4.18           Properties

   All material real and personal property owned by Seller or Seller Bank or presently used in its business are reasonably sufficient to carry its business in the ordinary course of business consistent with past practices. Seller and Seller Bank have good and marketable title free and clear of all Liens to all of their owned properties and assets, real and personal, except (a) Liens for current taxes not yet due or payable, (b) pledges to secure deposits, (c) clearing deposits, (d) such imperfections of title, easements and non-monetary encumbrances affecting real property, if any, as Previously Disclosed, or which do not adversely affect the value or use of such real property, and (e) monetary Liens, if any, reflected in the Seller Financial Statements as of December 31, 2012. Except as Previously Disclosed, all real and personal property which is material to the business of Seller or Seller Bank that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of any of the Transactions. All improved real property owned or leased by Seller or Seller Bank is in compliance, in all material respects, with all applicable laws, including zoning laws and the Americans Disability Act. No expressed or implied representation or warranty is made by Seller with respect to the physical condition of the fixed assets of Seller or Seller Bank, it being the understanding of the Parties that such fixed assets shall be accepted by Buyer in "as is" condition.

4.19           Labor

   No work stoppage involving Seller or Seller Bank is pending or, to the Knowledge of Seller, threatened. Neither Seller nor Seller Bank is involved in or, to the Knowledge of Seller, threatened with or affected by, any labor dispute, discrimination or sexual harassment claim, arbitration, lawsuit or administrative proceeding involving any of its employees. There are no employees of Seller or Seller Bank who are members of a union relating to their employment with Seller or Seller Bank.

4.20           Allowance for Loan Losses

   The allowance for loan losses reflected on Seller's consolidated balance sheet included in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller financial statements, adequate as of their respective dates under the requirements of GAAP and all applicable Regulatory Authorities. The REO, if any, reflected in the Seller Financial Statements is, and will be in the case of subsequently delivered Seller financial statements, carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP. The aggregate principal amount of loans and accrued interest thereon contained (or that will be contained) in the loan portfolio of Seller and Seller Bank in excess of such allowance for loan losses, as reflected in the Seller Financial Statements (or financial statements), was (and will be), in the reasonable opinion of management of Seller as of the respective dates of the Seller Financial Statements (or financial statements), fully collectible.

4.21           Material Interests of Certain Persons.

(a)           No officer, director or employee of Seller or Seller Bank or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such Person has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or Seller Bank.

(b)           Except as Previously Disclosed there are no Insider Loans. All outstanding Insider Loans were made by Seller Bank in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by the Seller Bank Board of Directors in accordance with applicable law and regulations.

4.22           No Undisclosed Liabilities

   Except as Previously Disclosed, neither Seller nor Seller Bank has any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (including those arising from past or present facts, situations, circumstances, conditions or other bases for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or Seller Bank) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of Seller or the notes thereto, except for (i) liabilities included in the Seller Financial Statements as of December 31, 2012 or the notes thereto, (ii) liabilities occurring in the ordinary course of business since December 31, 2012 and (iii) the Transaction Expenses and other liabilities relating to the Transactions.

4.23           Indemnification

   To the Knowledge of Seller, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of Seller or Seller Bank has occurred which could give rise to a claim or a potential claim by any such Person for indemnification from Seller or Seller Bank.

4.24           Loan Portfolio

   Each loan reflected as an asset on the Seller Financial Statements as of December 31, 2012, and each loan originated or acquired by Seller or Seller Bank thereafter, is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute) the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are, and the loans held immediately prior to the Effective Time will be, free and clear of any Lien (other than the Liens of the FHLB and FRB-StL to secure borrowings). All loan files are complete in all material respects and contain all notes, leases and other evidences of indebtedness, lease agreements, certificates, security agreements, mortgages, deeds of trust, guarantees, UCC financing statements, and similar documents evidencing collateral or other financial accommodations relating to the loans. None of the obligations represented by the loan documents have been modified, altered, forgiven, discharged or otherwise disposed of, except as indicated in the loan file or as a result of bankruptcy or other debtor relief laws of general application. The collateral securing each loan was in existence at the time funds were advanced or an interest was taken in such collateral as reflected in the loan file. All security interests granted in favor of the lender of each loan as reflected in the loan documents have been properly perfected. None of the loans are, and none of the loans held immediately prior to the Effective Time will be, subject to any offset, claims of offset or claims of other liability on the part of Seller or Seller Bank. Neither Seller nor Seller Bank has notice or Knowledge of, and has not consented to, the sale, loss, destruction or other disposition of any collateral securing a loan, except where the proceeds thereof have been or are to be applied to the loan indebtedness. Except as Previously Disclosed, there is no loan or other asset of Seller or Seller Bank that as of March 31, 2013, has been classified as "Other Loans of Concern," "Special Mention," "Substandard," "Doubtful", "Loss," or in any other similar category. Seller has Previously Disclosed a complete list of all REO currently held by Seller and Seller Bank as of March 31, 2013.

4.25           Securities Portfolio

   All securities held by Seller or Seller Bank, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including Statement of Financial Accounting Standards No. 115. Except as Previously Disclosed and except for pledges to secure public and trust deposits,  FHLB advances and FRB-StL borrowings none of the securities reflected in the Seller Financial Statements as of December 31, 2012 and none of the securities since acquired by Seller or Seller Bank is subject to any restriction, whether contractual or statutory, which impairs the ability of Seller or Seller Bank to freely dispose of such security at any time, other than those restrictions imposed on securities held to maturity under GAAP, pursuant to a clearing agreement or in accordance with laws.

4.26           Records

   The corporate record books (other than stock ledgers and stock records) of Seller and Seller Bank are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and stockholders of Seller and Seller Bank since their organization or formation.  The stock ledgers and stock records of Seller and Seller Bank are complete and accurate in all respects and reflect all transactions in their capital stock.

4.27           Interim Events

   Except as Previously Disclosed, since December 31, 2012 to the date hereof, neither Seller nor Seller Bank has paid or declared any dividend or made any other distribution to stockholders or taken any action which if taken after the date hereof would require the prior written consent of Buyer pursuant to Section 3.1 hereof (other than Section 3.1(s)).

4.28           Defaults

   There has not been any default in any material obligation to be performed by Seller or Seller Bank under any material agreement or commitment and neither Seller nor Seller Bank has waived or will waive prior to the Effective Time any material right under any material agreement or commitment. To the Knowledge of Seller, no other party to any such material agreement or commitment is in default in any material obligation to be performed by such party.

4.29           Intellectual Property

   Seller and Seller Bank own, lease or license all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, domain name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (other than commercially available, off-the-shelf software) which are material to the conduct of the business of Seller and\or Seller Bank (collectively, "Intellectual Property") free and clear of all Liens. Seller has Previously Disclosed a complete list of all Intellectual Property of Seller and Seller Bank. No claims, suits, actions or proceedings are pending, and, to the Knowledge of Seller, no Person has threatened to commence any suit, action or proceeding, alleging that Seller or Seller Bank is infringing on the rights of any Person with regard to any Intellectual Property. To the Knowledge of Seller, none of the Intellectual Property of Seller and Seller Bank infringes on the rights of any other Person, and no Person is infringing on the rights of Seller or Seller Bank with respect to any Intellectual Property of Seller or Seller Bank. Except as Previously Disclosed, neither Seller nor Seller Bank is a licensor or licensee of, or otherwise has any contractual arrangement with a third party with respect to, any Intellectual Property. The Intellectual Property of Seller and Seller Bank will not be limited or otherwise adversely affected in any material respect by virtue of the consummation of any of the Transactions.

4.30           Compliance with Servicing Obligations

   Seller and Seller Bank are in compliance in all material respects with all contract, agency and investor requirements and guidelines, and all applicable laws, rules and regulations of Governmental Entities, relating to the servicing and administration of loans by them, or either of them, including properly and timely making interest rate adjustments to adjustable rate loans.

4.31           Risk Management Instruments

   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller's own account, or for the account of Seller Bank or its customers (all of which are Previously Disclosed), were entered into (a) in the ordinary and usual course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and (b) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or Seller Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither Seller nor Seller Bank, nor to the

Knowledge of Seller, any other party thereto, is in breach of any material obligation under any such agreement or arrangement.

4.32           Fiduciary Responsibilities

   Seller and Seller Bank have performed in all material respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies with all applicable laws, regulations, orders, agreements, instruments and common law standards.

4.33           Takeover Laws

   This Agreement and the Cash-Out Merger are not subject to the requirements of any "moratorium," "control share", "fair price", "affiliate transactions", "business combination" or other antitakeover laws and regulations of any state applicable to Seller.

4.34           Representations Not Misleading

   No representation or warranty by Seller in this Agreement, or in any Previously Disclosed or other schedule furnished to Buyer or its Subsidiaries under or pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

5.1           Organization, Standing and Authority.

(a)           Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and each of them is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the business or financial condition of Buyer.  Buyer is a registered bank holding company with the FRB.

(b)           Buyer Bank is a state chartered trust company with banking powers duly organized and validly existing under the laws of the State of Missouri, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the business or financial condition of Buyer Bank. Buyer Bank has taken all necessary corporate action to authorize and approve the Bank Merger and Plan of Bank Merger.

5.2           Authorized and Effective Agreement.

(a)           Each of Buyer and Merger Sub has all requisite power and authority to enter into this Agreement and (subject to filing of notices and applications with, and the receipt of all necessary approvals of Regulatory Authorities) to perform all of its obligations hereunder.

This Agreement and the Cash-Out Merger have been duly authorized by the Boards of Directors of Buyer and Merger Sub and no other corporate action is required by any of them with respect to the Cash-Out Merger. The Bank Merger and Plan of Bank Merger have been approved by the Board of Directors of Buyer acting on behalf of Buyer as the sole stockholder of Buyer Bank. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and, assuming due authorization, execution and delivery by Seller, constitutes the legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

(b)           Neither the execution and delivery of this Agreement, nor completion of the Transactions, nor compliance by Buyer or any of its Subsidiaries with any of the provisions hereof does or will (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Buyer or any of the governing documents of any of its Subsidiaries, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any property or asset of Buyer or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected, or (iii) subject to filing of notices and applications with, and the receipt of all required approvals from Regulatory Authorities, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its Subsidiaries.

(c)           Except for the filings and approvals contemplated by Section 4.5(c), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer or any of its Subsidiaries in connection with the completion of the Transactions.

(d)           As of the date hereof, Buyer is not aware of any reasons relating to Buyer or any of its Subsidiaries (including CRA compliance) why all consents and approvals shall not be procured from all Regulatory Authorities having jurisdiction over the Transactions as shall be necessary for the completion of the Transactions.

5.3           Compliance with Laws.

(a)           Buyer and its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to carry on their businesses as they are presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Buyer, will not be adversely affected by virtue of the completion of the Transactions and, to the Knowledge of Buyer, no suspension or cancellation of any of the same is threatened.

(b)           Buyer Bank is not subject to any regulatory or supervisory cease and desist order, assistance agreement, other agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to commercial banks issued by applicable Regulatory Authorities) and has not received any written communication requesting that it enter into any of the foregoing. Neither Buyer nor Buyer Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(c)           To the knowledge of Buyer, no investigation or review by any Regulatory Authority with respect to Buyer or Buyer Bank is pending or threatened, nor has any Regulatory Authority indicated to Buyer or Buyer Bank an intention to conduct the same, other than normal or routine regulatory examinations.

(d)           Buyer Bank has a CRA rating of "satisfactory" or better.  To the Knowledge of Buyer, there is no fact or circumstance or set of facts or circumstances that would cause Buyer Bank’s CRA rating to fall below "satisfactory."

5.4           Legal Proceedings

   There are no actions, suits, claims or proceedings pending or, to the Knowledge of Buyer, any unasserted possible claim or threatened claim against Buyer or any of its Subsidiaries or against any asset, interest or right of Buyer or any of its Subsidiaries which could adversely affect the ability of Buyer or any of its Subsidiaries to consummate any of the Transactions.

5.5           Certain Information

   None of the information relating to Buyer or any of its Subsidiaries supplied or to be supplied by Buyer for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to stockholders of Seller and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

5.6           Financial Ability

   Buyer has the financial ability to consummate the Cash-Out Merger and cash available to pay the cash consideration to stockholders of Seller pursuant to the terms of this Agreement and to retire the Shareholder Debt and Trust Preferred Debentures.

ARTICLE VI

COVENANTS

6.1           Reasonable Best Efforts

   Subject to the terms and conditions of this Agreement, each of the Parties (a) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable so as to permit and otherwise enable completion of the Transactions as promptly as reasonably practicable and (b) shall cooperate fully with each other to that end.  Seller will vote the capital stock of Seller Bank owned by Seller in favor of the Bank Merger and the Plan of Bank Merger.

6.2           Seller Stockholder Approval and Change in Recommendation.

(a)           Seller agrees to take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene an appropriate meeting of its stockholders (including any adjournment or postponement thereof, "Seller’s Stockholders’ Meeting") to consider and vote upon the approval of this Agreement as promptly as reasonably practicable after the date of this Agreement.  Seller’s Board of Directors (i) shall recommend approval of this Agreement by the Seller stockholders, (ii) shall take all reasonable lawful action to solicit approval of this Agreement by the Seller stockholders, and (iii) shall not (x) withdraw, modify or qualify in any manner adverse to Buyer such recommendation or (y) take any other action or make any public statement in connection with Seller’s Stockholders’ Meeting inconsistent with such recommendation (collectively, a "Change in Recommendation"), except as and to the extent expressly permitted by Section 6.2(b).

(b)           Notwithstanding the foregoing, Seller’s Board of Directors shall, prior to the Seller’s Stockholders’ Meeting, be permitted to effect a Change in Recommendation solely in response to an Alternative Proposal, if any, only to the extent that:

(i)           Seller’s Board of Directors determines in good faith, after the receipt of advice from its outside counsel, that the failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable Missouri law, and

(ii)           Prior to effecting a Change in Recommendation: (A) Seller, Seller Bank and their respective Representatives shall have complied with Section 6.2(d), (B) Seller’s Board of Directors shall have concluded in good faith that such Alternative Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Buyer pursuant to clause (D) below, (C) Seller shall notify Buyer, at least three business days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal, specifying in reasonable detail the material terms and conditions of such Superior Proposal and furnishing to Buyer a copy of the relevant proposed transaction documents with the Person making such Superior Proposal and other material documents, and (D) Seller shall, and shall cause its financial and legal advisors to, during the period following Seller’s delivery of the notice referred to in clause (C) above, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal.

(c)           If Seller has made a Change in Recommendation in accordance with the provisions of Section 6.2(b), it may, prior to Seller’s Stockholders’ Meeting, subject to the provisions of Section 8.1(g), enter into an acquisition agreement or similar agreement (a "Competing Acquisition Agreement") with respect to such Superior Proposal.

(d)           Seller agrees that it shall not, and shall cause Seller Bank and their respective Representatives not to, (i) initiate, solicit, or encourage any inquiries or proposals with respect to, any Alternative Proposal or (ii) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any Person relating to, any Alternative Proposal; provided that, in the event Seller receives an unsolicited written bona fide Alternative Proposal and Seller’s Board of Directors concludes in good faith that such Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal, Seller may, and may permit Seller Bank and their respective Representatives to, take any action described in clause (ii) above to the extent that Seller’s Board of Directors concludes in good faith (after the receipt of advice from its outside counsel) that the failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable Missouri law.  Prior to providing any nonpublic information permitted to be provided pursuant to this Section, Seller shall have entered into a confidentiality agreement with such third party on terms no less favorable to Seller than the confidentiality agreement previously entered into by Buyer and Seller.  Seller will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person with respect to any Alternative Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Alternative Proposal.  Seller will promptly (within one business day) advise Buyer following receipt of any Alternative Proposal of all of the material terms thereof (including the identity of the Person making such Alternative Proposal and in the case of a written bona fide Alternative Proposal, provide a copy thereof to Buyer), and will keep Buyer promptly apprised of any related developments, discussions and negotiations (including the terms and conditions, in reasonable detail, of the Alternative Proposal) on a current basis.

6.3           Proxy Statement and Regulatory Matters.

(a)           As promptly as practicable, Seller shall prepare the Proxy Statement in material compliance with all legal requirements. Seller shall submit a draft of the Proxy Statement to Buyer and its counsel for their review prior to mailing the Proxy Statement to its stockholders. As promptly as practicable, Seller shall mail the Proxy Statement to its stockholders.

(b)           As promptly as practicable, but in any event within thirty (30) days of the date of this Agreement, (i) Buyer and Merger Sub (or either of them, as appropriate) shall prepare and file applications for required approvals in connection with the Cash-Out Merger with the FRB, (ii) Buyer shall cause Buyer Bank to prepare and file an application for required approvals in connection with the Bank Merger with the FDIC and the Director, if applicable, and (iii) Buyer shall prepare and file (or cause to be prepared and filed) such applications for any other approvals from Regulatory Authorities, and shall make (or cause to be made) any other filings with Regulatory Authorities, which are necessary or appropriate in connection with the Cash-Out Merger or Bank Merger. Buyer shall promptly deliver to Seller true and complete copies of all notices, applications and other filings (other than any portions thereof designated as confidential) referred to in the immediately preceding sentence. As promptly as practicable, each of Buyer and Seller (A) shall make (or cause to be made) any other filings with other Governmental Entities which are necessary or appropriate in connection with the Transactions, and (B) shall promptly deliver to the other Party true and complete copies of all notices, applications and other filings (other than any portions thereof designated as confidential) referred to in clause (A) of this sentence.

(c)           Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their Affiliates, their respective present and former directors and officers, the stockholders of Seller and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated hereby.

(d)           Buyer and Seller shall promptly furnish each other with copies of written communications received from, or delivered to, any Governmental Entity in respect of any the Transactions.

6.4           Investigation and Confidentiality.

(a)           To the extent permitted by law, Seller shall permit Buyer and its representatives reasonable access to the properties and, upon notice and advance approval from Seller or Seller Bank, personnel of Seller and Seller Bank, and shall disclose and make available to Buyer and its Representatives, upon its reasonable request, all books, papers and records relating to the assets, equity ownership, business, properties, operations, obligations and liabilities of Seller and Seller Bank, including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof), and stockholders, organizational documents, bylaws, contracts and agreements, filings with any Governmental Entity, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest; provided that such access and any such reasonable request shall be reasonably related to the Transactions and shall not unduly interfere with normal operations of Seller or Seller Bank. Seller shall make the directors, officers, employees and agents and other authorized Representatives (including counsel and independent public accountants) of Seller and Seller Bank available to confer with Buyer and its Representatives; provided that such access shall be reasonably related to the Transactions and shall not unduly interfere with normal operations of Seller and Seller Bank.

(b)           Buyer agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transactions. Subject to the requirements of law, Buyer will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained pursuant to this Section 6.4 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to it, (ii) becomes available from other sources not known by it to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of Seller or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated, Buyer shall promptly cause all copies of documents, extracts thereof or notes, analyses, compilations, studies or other documents containing information and data as to the Seller and Seller Bank to be returned to Seller or certify as to their destruction. No investigation by Buyer or its Representatives of the business and affairs of Seller or Seller Bank shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or any of the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement.

(c)           Notwithstanding anything contained herein to the contrary, neither Seller nor Seller Bank shall be required to provide access or disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of Seller or Seller Bank or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement in the ordinary course of business.

6.5           Press Releases

   Buyer and Seller shall agree with each other, in advance, as to the form and substance of any press release related to this Agreement or the Transactions, and consult with each other as to the form and substance of other public disclosures which may relate to the Transactions; provided, however, that nothing contained herein shall prohibit Buyer or Seller, following notification to the other, from making any disclosure which it believes is required by law or regulation.

6.6           Current Information and Attendance at Meetings.

(a)           During the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated Representatives to confer on a monthly or more frequent basis with Representatives of Buyer regarding the financial condition, operations and business of Seller and Seller Bank and matters relating to the completion of the Transactions. As soon as reasonably available, but in no event more than five business days after filing, Seller will deliver to Buyer all reports filed by it or Seller Bank with any Regulatory Authority subsequent to the date hereof including all financial reports filed with the any Regulatory Authority but excluding those portions that Seller is not legally permitted to disclose to Buyer. Seller will also deliver to Buyer as soon as practicable all quarterly Seller and Seller Bank financial statements (both consolidating and consolidated) prepared with respect to periods ending subsequent to December 31, 2012. As soon as practicable after the end of each month, Seller will deliver to Buyer in electronic form (a) the monthly deposit and loan trial balances of Seller Bank, (b) the monthly analysis of Seller Bank's investment portfolio, and (c) monthly balance sheet and income statement of Seller and Seller Bank.

(b)           A representative of Buyer shall be invited and entitled to attend all meetings of the boards of directors of Seller and Seller Bank and the loan committee meetings of Seller Bank; provided however, such individual shall be excluded from any portions of board meetings involving discussions relating to the Transactions or discussions relating to matters which are otherwise deemed to be confidential. Board and loan committee packages and notices shall be submitted by Seller and Seller Bank to the representative of Buyer simultaneously with their submission to board members and loan committee members, provided that confidential information may be excluded therefrom.

6.7           Officers' and Directors' Insurance; Indemnification.

(a)           For five years from and after the Effective Time, Buyer shall maintain officers' and directors' liability insurance covering the Persons who are presently covered by Seller's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time, on terms which are substantially equivalent to the terms of Seller’s current policy, provided that it shall not be required to expend in the aggregate during the coverage period more than an amount equal to  125% of the annual premium most recently paid by Seller (the "Insurance Amount"), to maintain or procure insurance coverage pursuant hereto, and further provided that if Buyer is unable to maintain or obtain the insurance called for by this Section 6.8(a), Buyer shall obtain as much comparable insurance as is available for the Insurance Amount which may be in the form of tail coverage, or may request Seller to obtain such tail coverage at Buyer's expense prior to the Effective Time; provided, further, that officers and directors of Seller and/or Seller Bank may be required to make application and provide customary representations and warranties to Buyer's insurance carrier for the purpose of obtaining such insurance.

(b)           For a period of five years from and after the Effective Time, Buyer shall indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Seller or Seller Bank (each an "Indemnified Party") against all liabilities, costs or expenses (including attorney's fees), judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Buyer, which consent shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party by reason of the fact that he or she is or was a director or officer of Seller or Seller Bank, if such Claim pertains to any matter or fact occurring at or before the Effective Time (including the Cash-Out Merger), regardless of whether such Claim is asserted or claimed before, or at or after the Effective Time but only within three years after the Effective Time, to the fullest extent permitted by Seller’s and Seller Bank’s articles or certificate of incorporation, charter or bylaws, Regulatory Authorities and under applicable state or federal law. Any Indemnified Party wishing to claim indemnification under this Section 6.8(b), upon learning of any Claim, shall notify Buyer (but the failure so to notify Buyer shall not relieve it from any liability which it may have under this Section 6.8(b) except to the extent such failure prejudices Buyer and shall deliver to Buyer the undertaking, if any, required by Seller’s or Seller Bank’s articles or certificate of incorporation, charter or bylaws, Regulatory Authorities or applicable law to receive the advance of expenses relating to such Claim.

(c)           In connection with the indemnification provided pursuant to Section 6.8(b), Buyer and/or Buyer Bank (i) will advance expenses, promptly after statements therefor are received, to each such Indemnified Party to the fullest extent permitted by law but subject to any limitations imposed by Regulatory Authorities, including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Buyer and (ii) will cooperate in the defense of any such matter.

(d)           This Section 6.8 shall survive the Effective Time, is intended to benefit each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against Buyer), and shall be binding on all successors and assigns of Buyer.

(e)           In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to one or more other Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer assume the obligations of Buyer set forth in this Section 6.8.

(f)           Buyer shall pay all expenses (including attorneys' fees) that may be reasonably incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.8 if the Indemnified Party is successful in whole or any material part or if any dispute relating thereto is settled or compromised.

6.8           Benefit Plans.

(a)           At the sole discretion of Buyer, the Seller 401(k) Profit Sharing Plan shall be terminated by Seller and Seller Bank effective as of or immediately prior to the Closing Date, continued after the Effective Time by Buyer for Continuing Employees (as defined below), or merged into a qualified plan of Buyer and/or Buyer Bank.

(b)           Buyer shall cause Buyer Bank to provide to each continuing full time employee of Seller Bank (the "Continuing Employees") the opportunity without any new waiting period (except in the case of qualified plans, participation shall commence on the next eligible entry date) to participate in each employee benefit and welfare plan maintained by Buyer Bank that is generally available to its full time employees on a uniform and non-discriminatory basis, with Continuing Employees being given credit for their past service with Seller Bank in determining eligibility for participation and vesting in benefits thereunder, and only with respect to vacation plans, accrual of benefits. Continuing Employees shall not be subject to any waiting periods under the group health plan of Buyer Bank to the extent that such periods are longer than the periods imposed under the applicable Seller group health plan. To the extent that the initial period of coverage for Continuing Employees under any plan of Buyer Bank that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding Seller welfare plan during the balance of such 12-month period of coverage. Nothing contained herein shall obligate Buyer or Buyer Bank to provide or cause to be provided any benefits duplicative to those provided under any benefit plan continued pursuant to Section 6.8(a), including extending participation in any plan which is a qualified plan relative to any period of time with respect to which allocations are made to Continuing Employees under Seller’s 401(k) Profit Sharing Plan. Nothing herein shall alter the power of Buyer or any Buyer Subsidiary to amend or terminate any benefit or welfare plans of Buyer, Seller or their respective Subsidiaries. Moreover, this subsection 6.9(b) shall not confer upon any Continuing Employee any rights or remedies hereunder and shall not constitute a contract of employment or create any rights, to be retained or otherwise, in employment at Buyer or any Buyer Subsidiary.

(c)           Until the Effective Time, Seller or Seller Bank, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") with respect to qualified beneficiaries of Seller or Seller Bank who incur a qualifying event before the Effective Time. Buyer or Buyer Bank, whichever is applicable, shall be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary (and any M&A qualified beneficiary, as defined in Treas. Reg. § 54.4980B-9) who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each Seller or Seller Bank qualified beneficiary (and any M&A qualified beneficiary) who incurs a qualifying event before the Effective Time.

6.9           Litigation Matters

   Seller will consult with Buyer about any proposed settlement, or any disposition of, any material litigation affecting Seller or Seller Bank.

6.10           Conforming Entries.

(a)           Seller recognizes that Buyer and Buyer Bank may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law, from and after the date hereof Seller shall consult and cooperate with Buyer with respect to conforming the loan and accounting policies and practices of Seller and Seller Bank to those policies of Buyer and Buyer Bank for financial accounting and/or income tax reporting purposes, as specified in each case in writing from Buyer to Seller, based upon such consultation and subject to the conditions in Section 6.10(c) provided that Seller and Seller Bank shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

(b)           Subject to applicable law, Seller shall consult and cooperate with Buyer with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in Section 6.10(c), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of Transaction Expenses provided that Seller and Seller Bank shall not be required to take any such action that is not permitted under GAAP or the Code or regulatory guidance, whichever is applicable.

(c)           Subject to applicable law, Seller and Seller Bank shall (i) make such conforming entries to conform the loan and accounting policies of Seller and Seller Bank to the policies of Buyer and Buyer Bank and (ii) recognize Transaction Expenses for financial accounting and/or income tax reporting purposes at such times as are reasonably requested by Buyer, but unless otherwise agreed by Seller, in no event prior to the business day immediately preceding the Closing Date; provided, however, that on the date such entries are made and such charges and expenses are recognized, Buyer shall certify to Seller that all conditions to Buyer's and Merger Sub's obligations to effect the Cash-Out Merger as set forth in Sections 7.1 and 7.3 hereof (subject to the receipt of the Seller's officer certificate and other deliveries by Seller) have been satisfied or waived; and provided, further, that, notwithstanding any other provision of this Section 6.10, Seller and Seller Bank shall not be required to take any action pursuant to this Section 6.10 that is not permitted under applicable law (including the Code), regulations, GAAP or regulatory reporting requirements or guidance, whichever is applicable.

(d)           No conforming entries or accruals or charges or expenses recognized at the written request of Buyer in accordance with this Section 6.10 may be a basis to assert a violation or a breach of a representation, warranty or covenant of Seller herein, nor, except as provided in Section 2.1(i), shall such entries, accruals or charges be included in the calculation of Seller's Capital.

6.11           Integration

   During the period from the date hereof to the Effective Time, Seller shall cause Seller Bank and its directors, officers and employees to, and shall make all reasonable efforts to cause Seller Bank's third party providers to, cooperate and assist Buyer Bank in connection with Buyer Bank's planned or proposed integration of Seller Bank's products and services, personnel, departments, data and electronic processing, and employee benefits with those of Buyer Bank. In furtherance of the foregoing, Seller shall cause the appropriate officers and key employees of Seller Bank to meet on a regular basis (subject to availability for vacations and other absences and not more often than weekly) with officers and key employees of Buyer Bank relating to, and the implementation of, the foregoing, and Seller shall make reasonable arrangements during normal business hours to permit Representatives of Buyer Bank to train Seller Bank employees. Nothing herein is intended to impose any obligation on Seller Bank to change its existing relationships with third party providers or to alter the terms of existing contracts or commitments with such third party providers and Buyer will not (and will not permit Buyer Bank to) contact such third party providers without Seller's written consent.

6.12           Notification of Certain Matters

   Seller shall give prompt written notice to Buyer of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect on Seller.  Each of Seller and Buyer shall give prompt written notice to the other of any fact, event or circumstance known to it that would cause or has caused a breach of any of its representations, warranties, covenants or agreements contained herein; provided however, no such notification shall affect the representations, warranties, covenants, or agreements of a Party (or remedies with respect thereto) or the conditions to the obligation of a Party under Article VII.

6.13           Failure to Fulfill Conditions

   In the event that either of Buyer or Seller determines that a condition to its respective obligations to consummate any of the Transactions is reasonably likely not to be fulfilled, then it shall promptly notify the other of the same. Buyer or Seller will promptly inform the other of any facts applicable to it or any of its Subsidiaries that would reasonably likely prevent or materially delay approval of the Cash-Out Merger or Bank Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of the Cash-Out Merger or Bank Merger.

6.14           Seller Subordinate Debt

   Seller shall provide all advance written notices and take such other necessary action to permit the retirement of Seller’s Trust Preferred Debentures to occur on the Closing Date immediately following the Effective Time and prior to the consummation of the Holding Company Merger.  Concurrently with, or prior to, the Effective Time, Buyer shall (i) retire the Shareholder Notes, including all accrued and unpaid interest thereon, and (ii) at its option, (A) retire the Trust Preferred Debentures or (B) assume the Seller's obligations under the Trust Preferred Indenture, in accordance with Article XI of the Trust Preferred Indenture.

6.15           Seller Bank Employment Agreement

   At the Effective Time, Buyer shall honor and assume, or cause Buyer Bank to honor and assume, the Seller Bank Employment Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1           Conditions Precedent - All Parties

   The obligations of the Parties to effect the Cash-Out Merger shall be subject to satisfaction of the following conditions at or prior to the Closing.

(a)           The approval of this Agreement by the vote of the holders of two-thirds of the outstanding Seller Common Stock.

(b)           All approvals and consents of, filings with and notifications to, all Governmental Entities, which are required for the completion of the Cash-Out Merger and the Bank Merger, shall have been received or made and shall be in full force and effect, and all statutory waiting periods in respect thereof shall have expired; provided, however, that no required approval or consent of any Governmental Entity shall be deemed to have been received if it shall include any conditions or requirements that, in the opinion of Board of Directors of Buyer, would be unduly burdensome (but only in the case of non-standard conditions or requirements) or materially reduce the economic or business benefits of the Transactions to Buyer.

(c)           None of the Parties or any of their Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, prevents or makes illegal completion of the Cash-Out Merger or Bank Merger.

(d)           No proceeding initiated by any Government Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Cash-Out Merger or Bank Merger shall be pending or threatened.

(e)           Seller's Capital as of the Measurement Date (prior to taking any deductions, charges and expenses under Section 6.10 hereof other than such deductions, charges and expenses specifically contemplated pursuant to Section 2(i)) shall be equal to or greater than $4.8 million.

7.2           Conditions Precedent - Seller

   The obligations of Seller to effect the Cash-Out Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Seller pursuant to Section 8.5 hereof.

(a)           The representations and warranties of Buyer set forth in Article V hereof shall be true and correct as of the date of this Agreement and in all material respects as of the Closing as though made anew as of the Closing, unless the representation and warranty specifically relates to an earlier date; provided Buyer shall be granted a 30 day grace period to cure any inaccuracy in its representations and warranties, and provided further that with respect to those representations and warranties which are qualified by their terms by a reference to "material," "materiality," "in all material respects," "Material Adverse Effect" or the like, such representations and warranties as so qualified shall be true and correct in all respects as of the Closing.

(b)           Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement at or prior to the Closing; provided Buyer shall be granted a 30 day grace period to cure any nonperformance or noncompliance.

(c)           Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its President or Chief Financial Officer, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

7.3           Conditions Precedent - Buyer and Merger Sub

   The obligations of Buyer and Merger Sub to effect the Cash-Out Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Buyer pursuant to Section 8.5 hereof.

(a)           The representations and warranties of Seller set forth in Article IV hereof shall be true and correct as of the date of this Agreement and in all material respects as of the Closing as though made anew as of the Closing, unless the representation and warranty specifically relates to an earlier date, provided Seller shall be granted a 30 day grace period to cure any inaccuracy in its representations and warranties, and provided further that with respect to those representations and warranties which are qualified by their terms by a reference to "material," "materiality," "in all material respects," "Material Adverse Effect" or the like, such representations and warranties as so qualified shall be true and correct in all respects as of the Closing.

(b)           Seller shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement at or prior to the Closing, provided Seller shall be granted a 30 day grace period to cure any nonperformance or noncompliance.

(c)           Written notices of intent to demand payment under Section 351.455 of the GBCLM relate, in the aggregate, to less than 10% of the outstanding Seller Common Stock.

(d)           Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by its President or Treasurer, to the effect that the conditions set forth in Sections 7.3(a) through 7.3(c) have been satisfied and certifying the amount of Transaction Expenses.

ARTICLE VIII

TERMINATION, WAIVER AND AMENDMENT

8.1           Termination

   This Agreement may be terminated at any time prior to the Effective Time by Seller or Buyer (based upon action of its Board of Directors) as follows:

(a)           by the mutual consent in writing of Buyer (acting on behalf of itself and Merger Sub) and Seller;

(b)           by Buyer (acting on behalf of itself and Merger Sub) in writing if Seller has, or by Seller in writing if Buyer has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice of such breach;

(c)           by either Buyer (acting on behalf of itself and Merger Sub) or Seller in writing, (i) if any application for prior approval of a Governmental Entity which is necessary to consummate any of the Transactions is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval; provided, however, that no Party shall have the right to terminate this Agreement pursuant to Section 8.1(c)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of any of the Transactions;

(d)           by either Buyer (acting on behalf of itself and Merger Sub) or Seller in writing, if the stockholders of Seller do not approve this Agreement after a vote taken thereon at Seller’s Stockholders’ Meeting;

(e)           by either Buyer (acting on behalf of itself and Merger Sub) or Seller in writing if the Effective Time has not occurred by the close of business on November 30, 2013; provided that a Party which is then in breach in any material respect of its representations, warranties, covenants or obligations shall not be entitled to be a terminating Party hereunder;

(f)           by Buyer (acting on behalf of itself and Merger Sub) in writing if Seller has made a Change in Recommendation; or

(g)           by Seller in writing in order to concurrently enter into a Competing Acquisition Agreement; provided Seller shall, prior to the termination of this Agreement pursuant to this subsection, have paid the Termination Fee to Buyer.

(h)           by Buyer (acting on behalf of itself and Merger Sub) or Seller in writing, if the board of directors of the party seeking termination under this Section 8.1(h) has determined in its sole judgment, made in good faith and after due consideration and consultation with counsel, that the Cash-Out Merger has become inadvisable or impracticable by reason of actions taken by the federal government or the government of the State of Missouri to restrain or invalidate the Cash-Out Merger or this Agreement.

8.2           Effect of Termination

   In the event that this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 6.4(b), to expenses set forth in Section 9.1, to relief under Section 8.3 or 8.7, and this Section 8.2, shall survive any such termination.

8.3           Termination Fee

   Buyer shall be entitled to $400,000 in cash from Seller, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy of Buyer and Merger Sub against Seller (the "Termination Fee"), payable on demand (or as otherwise provided below) in immediately available funds, upon the occurrence of any of the following:

(a)           a termination of this Agreement by Buyer pursuant to Section 8.1(f);

(b)           a termination of this Agreement by Seller pursuant to Section 8.1(g), in which case the Termination Fee shall be paid as a condition of and immediately prior to the termination of this Agreement; or

(c)           upon Seller or Seller Bank entering into a definitive agreement relating to an Alternate Proposal within 12 months after the termination of this Agreement pursuant to Section 8.1(d), but only if an Alternative Proposal was publicly known, or otherwise disseminated to the stockholders of Seller, prior to or at the time of Seller’s Stockholders’ Meeting.

Upon payment of the Termination Fee, Seller shall have no further liability to Buyer or Merger Sub under this Agreement or otherwise related to the Transactions.

8.4           Survival

   The representations and warranties of the Parties contained in this Agreement, and in any certificate or other document delivered pursuant to this Agreement shall not survive the Effective Time.  None of the covenants and agreements of the Parties shall survive the Effective Time, other than agreements and covenants contained in this Agreement which by their expressed terms are to be performed after the Effective Time.

8.5           Waiver

   Buyer (acting on behalf of itself and Merger Sub) or Seller by written instrument approved by its board of directors and signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the stockholders of Seller) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (a) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other Party, (c) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (d) the performance by the other Party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 8.6 hereof executed after the stockholders of Seller have approved this Agreement, shall not modify either the amount or form of the Per Share Purchase Price or otherwise materially adversely affect such stockholders without the approval of the stockholders to the extent required by applicable Missouri law.

8.6           Amendment or Supplement

   This Agreement may be amended or supplemented at any time by mutual written agreement of Buyer (acting on behalf of itself and Merger Sub) and Seller, subject to the proviso in Section 8.5 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of the board of directors of each of Buyer and Seller.

8.7           Relief for Breach; Specific Performance.

(a)           In the event that this Agreement is terminated pursuant to Section 8.1(b) on account of the willful or material breach by a Party, then the non-breaching Party shall be entitled to such remedies and relief against the breaching Party as are available at law or in equity (with all remedies being cumulative).

(b)           The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other term or provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision and (ii) an injunction restraining such breach.

ARTICLE IX

MISCELLANEOUS

9.1           Expenses

   Each Party hereto shall bear and pay all costs and expenses incurred by it in connection with the Transactions including fees and expenses of its accountants and counsel.

9.2           Entire Agreement

   This Agreement contains the entire agreement among the Parties with respect to the Cash-Out Merger and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties, and their respective successors, any rights, remedies, obligations or liabilities, except Sections 2.1, 6.7, 6.8 and 6.14 are intended to benefit the Seller's stockholders or other Persons referred to therein.

9.3           No Assignment

.  None of the Parties may assign any of its rights or obligations under this Agreement to any other Person, except by operation of law.

9.4           Notices

   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or emailed (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to Buyer or Merger Sub:

Southern Missouri Bancorp, Inc.
531 Vine Street
Poplar  Bluff, MO  63901
Attention: Greg Steffens, President and Chief Executive Officer
Email: gsteffens@bankwithsouthern.com

With a copy to:

Silver, Freedman & Taff, L.L.P.
3299 K Street, N.W., Suite 100
Washington, DC 20007
Attention: Martin L. Meyrowitz
Email: mey@sftlaw.com

If to Seller:

Ozarks Legacy Community Financial, Inc.
116 Chestnut Street
Thayer, MO  65791
Attention: Adam Courter, President
Email: adam.courter@bankofthayer.com

With a copy to:

Springer & Haseltine
3041 S. Kimbrough Ave.
Springfield, MO 65807
Attn:  Art Haseltine, Esq.
Email: ahaseltine@gabrielmail.com

And to:

Stinson Morrison Hecker LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
Attn:     Bob Monroe, Esq.
Kyle McCurry, Esq.
Email:   bmonroe@stinson.com
kmccurry@stinson.com

9.5           Interpretation

   The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

9.6           Counterparts

   This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.7           Governing Law

   This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri applicable to agreements made and entirely to be performed within such jurisdiction.

9.8           Severability

   Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

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The Parties have caused this Agreement to be executed in counterparts all as of the day and year first above written.

BUYER:

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Authorized Officer

MERGER SUB:

SOUTHERN MISSOURI ACQUISITION I CORP

By:	/s/ Greg A. Steffens
Authorized Officer

SELLER:

OZARKS LEGACY COMMUNITY FINANCIAL, INC.

By:	/s/ Adam Courter
Authorized Officer